Exhibit 10.4(b)#
SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), is made effective as of January 7, 2026 (the “Amendment Effective Date”), by and between Frontier Airlines, Inc., a Colorado corporation (“Frontier”), and James G. Dempsey (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).
RECITALS

A.The Company and Executive previously entered into an Amended and Restated Employment Agreement effective as of April 13, 2017, as amended by the Amendment to the Amended and Restated Employment Agreement effective as of October 16, 2023 (as amended, the “Agreement”).

B.Executive has been promoted to President and Chief Executive Officer effective as of January 7, 2026 and the parties hereto wish to amend the Agreement to revise certain provisions in connection with Executive’s promotion as set forth herein.

AMENDMENT

The Company and Executive hereby amend the Agreement as follows, effective as of the Amendment Effective Date.

1.Section 1(f) “Certain Definitions—Cause” of the Agreement is hereby deleted in its entirety and replaced with the following:

“(f) “Cause” shall mean (i) Executive’s gross negligence or willful misconduct in the performance of the duties and services required of Executive pursuant to this Agreement or any other written agreement between Executive and the Company; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) Executive’s willful refusal to perform the duties and responsibilities required of Executive under this Agreement or as lawfully directed by the Board which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; (iv) Executive’s material breach of any material provision of this Agreement, any confidential information or restrictive covenant agreement with the Company or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; (v) any act of fraud, embezzlement, material misappropriation or dishonesty committed by Executive against the Company; or (v) any acts, omissions or statements by Executive which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company. For purposes of this Section 1(f), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.”

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Exhibit 10.4(b)#

2.Section 1(m) “Certain Definitions—Constructive Termination” of the Agreement is hereby deleted in its entirety and replaced with the following:

“(m) A “Constructive Termination” shall mean Executive’s resignation from employment with the Company that is effective within one-hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s base salary that is not proportionately applicable to other officers and key employees of the Company generally; (ii) a material diminution in Executive’s job responsibilities or duties inconsistent in any material respect with Executive’s duties or responsibilities in effect immediately prior to such change, provided, that any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not provide for Executive’s Constructive Termination hereunder; (iii) the relocation of Executive’s direction to a facility or a location more than fifty (50) miles from Executive’s then-present location; or (iv) the failure by any successor entity or corporation following a Change in Control to assume the obligations under this Agreement. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the condition giving rise to such resignation continues uncured by the Company more than thirty (30) days following Executive’s written notice of such condition provided to the Company within sixty (60) days of the first occurrence of such condition and such resignation is effective within thirty (30) days following the end of such notice period.”

3.Section 2(c) “Employment—Position and Duties” of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Position and Duties. Effective as of the Amendment Effective Date, Executive shall serve as the President and Chief Executive Officer of the Company. Executive shall continue to devote substantially all of his time and attention during normal business hours to the business of the Company, will continue act in the best interest of the Company while performing his duties for the Company and will continue to perform with due care his duties and responsibilities for the Company. Executive’s duties will include those normally incidental to the position of President and Chief Executive Officer of a company of the Company’s size and nature as well as whatever additional duties may be reasonably assigned to him by the Board, consistent with the duties of a President and Chief Executive Officer. Executive shall report to the Board. Executive agrees not to engage in any activity that materially interferes with the performance of Executive’s duties hereunder. Executive also agrees not to hold outside employment. Any position held with a personal or family investment will not count as such employment, provided the pertinent personal or family investment and any related operating business is owned entirely by Executive and/or members of Executive’s family. Executive acknowledges and agrees that Executives owes the Company a duty of loyalty and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company under the common law.”

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Exhibit 10.4(b)#
4.Section 3 “Compensation and Related Matters” is hereby deleted in its entirety and replaced with the following:

“3.    Compensation and Related Matters.

(a) Annual Base Salary. Effective as of the Amendment Effective Date, Executive shall receive a base salary at a rate of seven hundred and forty-seven thousand dollars ($747,000) per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board from time to time but no less frequently than annually.

(b) Annual Bonus. During the Term, Executive will continue to be eligible to earn a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s incentive bonus program. Executive’s annual bonus opportunity with respect to period beginning for the 2026 calendar year and with respect to any future calendar year shall be increased to one hundred and twenty-five percent (125%) of the amount paid as Annual Base Salary during such calendar year at the target achievement (the “Target Bonus”) and two hundred and fifty percent (250%) of the amount paid as Annual Base Salary during such calendar year at the maximum achievement. The amount of any Annual Bonus payable under the incentive bonus program may thus vary from zero percent (0%) to two hundred and fifty percent (250%) based on the achievement as determined by the Board in its sole discretion of individual and Company performance goals to be set by the Board. The amount of any Annual Bonus shall be payable on such date as is determined by the Board for the payment of all such annual bonuses, which date shall be as soon as reasonably practicable after the final audited financial performance information for the Company is available for the calendar year to which such annual bonuses relate. Notwithstanding any other provision of this Agreement, no bonus shall be payable with respect to any calendar year unless Executive remains continuously employed with the Company during the period beginning on the first day of each fiscal year of the Company and ending on the applicable bonus payment date except as otherwise provided in Section 5(a) and Section 5(c)(iv).

(c) Benefits. During the Term, Executive may continue to participate in such employee and executive benefit plans and programs as the Company may from time to time offer generally to provide to its executives, pursuant to the terms and eligibility requirements of those plans.

(d) Flight Benefits. During the Term, the Company shall provide Executive, and Executive’s spouse, minor children and parents, a positive space benefit, with the priority code PS2B, to travel on Frontier Airlines. During the Term, Executive shall also be eligible to receive flight benefits on Frontier Airlines in the form of a Universal Air Travel Plan, Inc. (“UATP”) card made available once per twelve month period that provides for travel by Executive and Executive’s family and friends solely on Frontier Airlines, in the amount of twenty thousand dollars ($20,000) that must be used, if at all, within twelve months of the date the UATP card is issued (the flight benefits described in this section are referred to collectively as the “Flight Benefits”).

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Exhibit 10.4(b)#

(e) Vacation. During the Term, Executive shall continue to be entitled to no less than four (4) weeks of annual paid vacation plus Frontier-recognized holidays (currently seven (7) in number), in accordance with the Company’s vacation policy, as it may be amended from time to time. Vacation time is not tracked, nor is unused vacation time paid out upon a termination. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(f) Business Expenses. During the Term, the Company shall continue to reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policies and procedures applicable to similarly situated executives.”

5.Section 4(a)(iv) “Termination—Circumstances-- Termination without Cause” is hereby deleted in its entirety and replaced with the following:

“(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause. In the event that the Company gives Executive a notice of non-extension, and Executive serves as President and Chief Executive Officer until the end of the Term, the Company shall be deemed to have terminated Executive’s employment without Cause as of the end of the Term.”

6.The Section titled “2.    Treatment of Equity Awards” is hereby deleted in its entirety and replaced with the following and the numbering of the immediately prior Section and Sections that follow are hereby corrected accordingly to be in sequential order:

“6.    Treatment of Equity Awards.

(a) Existing Awards. Each of Executive’s outstanding equity awards, including, without limitation, any stock options and restricted stock units, shall remain outstanding and eligible to vest in accordance with its terms and conditions as in effect on the Amendment Effective Date.

(b) Equity Grants.

(i) For fiscal year 2026, Executive will be granted, pursuant to Group’s 2021 Incentive Award Plan (the “Equity Plan”), long-term equity incentive awards with an aggregate grant date fair value equal to $3,500,000 to be granted in ordinary course. The number of shares issuable upon vesting of such equity awards and the vehicles, mix and vesting terms and conditions shall be the same as the terms and conditions of the equity awards to be granted to the Company’s other executive officers and the equity awards shall otherwise be subject to the terms of the Equity Plan, the equity award agreement evidencing the Equity Award to be entered into between Executive and Group, and the provisions set forth in the Agreement.

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Exhibit 10.4(b)#
(ii) In connection with Executive’s promotion, Executive will be granted, pursuant to the Equity Plan, a target number of performance stock units with a grant date fair value based on the Monte Carlo simulation method equal to $1,750,000, which performance stock units will vest as to 100% on the fourth annual anniversary of the grant date, subject to Executive’s continuing service to the Company through the vesting date (the “Vesting Date”). The number of performance stock units that vest is determined by multiplying the target number of performance stock units by a performance multiplier, which shall be the quotient obtained by dividing (i) the lesser of $30 per share or the average closing price of a share as reported on NASDAQ for the 40 consecutive trading days ending on the earlier of December 31, 2029 or a Change in Control, by (ii) the average closing price of a share as reported on NASDAQ for the 20 consecutive trading days ending on January 1, 2026, provided, however, that if the performance multiplier is below 0.5, no performance stock units shall vest. These performance stock units shall otherwise be subject to the terms of the Equity Plan, the performance stock unit agreement evidencing the award to be entered into between Executive and Group, and the provisions set forth in the Agreement.”

7.New Section 5(b)(iv) is inserted after Section 5(b)(iii) of the Agreement:

“(iv) Executive shall be eligible to receive a prorated portion of the Annual Bonus Executive would have received with respect to the calendar year during which the Date of Termination occurs had he remained in continuous employment through the date of payment, with the amount determined based on actual performance against applicable metrics and subject to discretionary adjustments permitted under the applicable incentive bonus program and with proration determined by dividing the number of days Executive served hereunder in the calendar year during which the Date of Termination occurred by the total number of days in the calendar year in which the Date of Termination occurred, in each case, as determined by the Board. Any such prorated Annual Bonus shall be payable on the regularly scheduled payment date under the Company’s incentive bonus program (in the calendar year following the calendar year in which the Date of Termination occurs).”

8.New Section 11 is inserted after Section 10 of the Agreement:

“11.     Exceptions.

Notwithstanding anything in this Agreement to the contrary, nothing herein shall prohibit Executive from (i) filing a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or the U.S. National Labor Relations Board (“NLRB”), or any similar state or local government agency or commission; (ii) reporting possible violations of law or regulation to, participating in any proceeding or investigation by, communicating with, providing information to, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the EEOC, the NLRB, the U.S. Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, in each

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Exhibit 10.4(b)#
case, without providing notice to the Company; (iii) receiving an award for information provided to any Government Agency; (iv) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act; (v) conferring with Executive’s attorney; (vi) discussing or disclosing information about acts in the workplace that Executive believes are unlawful, such as harassment or discrimination, or any other conduct that Executive has reason to believe is unlawful; and/or (vii) engaging in any other activity that is protected by law and cannot be released herein. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony or produce documents, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.”

11.This Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Agreement.

12.Except as expressly provided herein, all terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the original terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

13.This Amendment shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without giving effect to any principles of conflicts of law, whether of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(Signature page follows)

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Exhibit 10.4(b)#
IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first written above.

FRONTIER AIRLINES, INC.

By:	/s/ Howard Diamond
Name: Howard Diamond
Title: EVP, Legal & Corporate Affairs

EXECUTIVE /s/ James G. Dempsey
James G. Dempsey

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